SUB-ITEM 77Q1(e)

                            MEMORANDUM OF AGREEMENT

         This Memorandum of Agreement is entered into as of this 11th day of June, 2003, between AIM Tax-Exempt Funds (the "Trust"), on behalf of AIM Tax-Exempt Cash Fund (the "Fund"), and A I M Advisors, Inc. ("AIM"), and shall be effective as of the date that the Transaction (as defined below) is consummated.

         WHEREAS, the Board of Directors of INVESCO Money Market Funds, Inc. ("IMMFI") and the Board of Trustees of the Trust have approved the following business transaction (the "Transaction"): the acquisition by the Fund, a series portfolio of the Trust, of all of the assets of INVESCO Tax-Free Money Fund, a series portfolio of IMMFI, and the assumption by the Fund of the liabilities of INVESCO Tax-Free Money Fund, pursuant to an Agreement and Plan of Reorganization among IMMFI, the Trust, AIM and INVESCO Funds Group, Inc.

         Now, for and in consideration of the mutual terms and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Trust and AIM agree as follows:

         The Trust and AIM agree until the end of the period set forth on the attached Exhibit "A" that AIM will waive its fees or reimburse expenses to the extent that expenses (excluding interest, taxes, dividends on short sales, fund merger and reorganization expenses, extraordinary items, including other items designated as such by the Board of Trustees, and increases in expenses due to expense offset arrangements, if any) of a class of the Fund exceed the rate, on an annualized basis, set forth on Exhibit "A" of the average daily net assets allocable to such class. The Board of Trustees and AIM may terminate or modify this Memorandum of Agreement prior to the end of the period set forth on Exhibit "A" only by mutual written consent. AIM will not have any right to reimbursement of any amount so waived or reimbursed.

         It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall only bind the assets and property of the Fund, as provided in the Trust's Agreement and Declaration of Trust. The execution and delivery of this Memorandum of Agreement have been authorized by the Trustees of the Trust, and this Memorandum of Agreement has been executed and delivered by an authorized officer of the Trust acting as such; neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Fund, as provided in the Trust's Agreement and Declaration of Trust.
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         IN WITNESS WHEREOF, the Trust and AIM have entered into this
Memorandum of Agreement as of the date first above written.

                                   AIM Tax-Exempt Funds,
                                   on behalf of the Fund listed in Exhibit "A" to this Memorandum of Agreement

                                   By:     /s/ Robert H. Graham
                                           -----------------------------------

                                   Title:  President
                                           -----------------------------------

                                   A I M Advisors, Inc.

                                   By:     /s/ Mark H. Williamson
                                           -----------------------------------

                                   Title:  President
                                           -----------------------------------

                                  EXHIBIT "A"

                              AIM TAX-EXEMPT FUNDS



FUND                           EXPENSE               COMMITTED FOR
----                          LIMITATION             -------------
                              ----------

AIM Tax-Exempt Cash Fund
         Class A                0.77%         a period of one year beginning
                                              on the date that the Transaction
                                              is consummated

         Investor Class         0.67%         a period of one year beginning on
                                              the date that the Transaction is
                                              consummated